Filed Pursuant to Rule 433 of the
Securities Act of 1933, as amended
Registration No. 333-162221
March 3, 2010
Statement from Diamond Foods
Diamond Foods is in receipt of a letter from the FDA dated February 22, 2010 concerning statements on our website and on the packaging of Diamond of California Shelled Walnuts. The FDA stated its view that the statements make unauthorized health claims beyond the claim FDA has accepted for walnuts, including promoting walnuts for the prevention of additional health-related conditions. We have already been in touch with the FDA regarding their comments, and will be sending the FDA a response letter within the fifteen working days requested by the agency. The FDA has not required that our existing products be removed, and we expect to be able to make any changes required to our packaging and website expeditiously and with minimal expense. We look forward to working with the agency.
Note regarding forward-looking statements
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. We do not expect this inquiry, or compliance with the FDA’s request, to have a material impact on our operations; however as we disclose in our periodic reports with the SEC, we are subject to regulatory requirements and there can be no assurance that future compliance will not have a material adverse effect on our business. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission, which are available publicly and on request from Diamond’s Investor Relations Department.
The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement, the prospectus supplement, and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the base prospectus or, when available, the prospectus supplement if you request it by contacting Barclays Capital. at Integrated Distribution Services, c/o Broadridge, 1155 Long Island Avenue, Edgewood, NY 11717 (Barclaysprospectus@broadridge.com); or BofA Merrill Lynch at 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department (Prospectus.Requests@ml.com); or BMO Capital Markets at 3 Times Square, New York, NY 10036, Attn: Lori Begley (bmoprospectus@bmo.com).

Contact:

Investors
Diamond Foods, Inc.
Bob Philipps, 415-445-7426
VP, Treasury & Investor Relations
bphilipps@diamondfoods.com
or
Media
Edelman
Michael Altfest, 415-486-3244
Account Supervisor
Michael.altfest@edelman.com